EXHIBIT 10.18

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2015

Summary of Compensation for
Directors of Peoples Bancorp Inc.

The Compensation Committee believes the combination of cash and equity-based compensation (in the form of common shares) in its director compensation model promotes independent decision-making on the part of directors as the common shares have immediate value, unlike stock options or similar forms of equity-based awards. In 2015, the directors, other than Mr. Sulerzyski, received a quarterly fee of $3,800 for their services, paid in the form of the number of common shares with an equivalent fair market value at the time of payment. In addition, directors, other than Mr. Sulerzyski, received compensation of $1,250 for each in-person Board meeting attended, paid $750 in cash and $500 in the form of the number of common shares with an equivalent fair market value at the time of payment, with the common share payments being paid quarterly.
Directors were also compensated for each committee meeting they attended: (i) the fee paid to members of the Governance and Nominating Committee was $300 for each committee meeting attended; and (ii) the fee paid to members of the Compensation Committee, members of the Audit Committee, and members of the Risk Committee was $600 for each committee meeting attended. In addition to the per meeting fees, the Chair of the Compensation Committee, the Chair of the Audit Committee, and the Chair of the Risk Committee each received a quarterly cash fee of $1,250. The Chairman of the Board received a quarterly cash fee of $5,000.
All directors of Peoples are also directors of Peoples Bank. Directors receive compensation for their service as Peoples Bank directors in addition to the compensation received for their service as directors of Peoples. Each director of Peoples received the following cash compensation for his or her service as a director of Peoples Bank: (i) a $500 fee paid for each regular meeting attended; (ii) a $300 fee paid to members of the Information Technology Committee and to members of the Asset Liability Management and Investment Committee for each committee meeting attended; (iii) a $600 fee paid to members of the Loan Committee for each committee meeting attended; and (iv) a $300 quarterly retainer paid to members of the Trust Committee.
Mr. Sulerzyski received no compensation as a director of Peoples or Peoples Bank during 2015.
Directors who travel a distance of 50 miles or more to attend a Board or Board committee meeting of Peoples or Peoples Bank receive a $150 travel fee. A single travel fee of $150 is paid for multiple meetings occurring on the same day. Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations. Directors who travel a distance of 500 miles or more (round trip) to attend a Board or Committee meeting are reimbursed for the actual cost of reasonable travel expenses including coach class airfare, car rental, and other usual and customary travel expenses in lieu of the $150 fee. Peoples believes these fees and reimbursements are reasonable and partially offset travel expenses incurred by those directors living outside the Marietta, Ohio area, where Board and Board committee meetings are typically held.
Additionally, the Compensation Committee recommended in 2015, and the Board voted to approve an annual grant of restricted common shares to non-employee directors, awarded in the Board’s discretion on an annual basis. In 2009, the Board had discontinued the historic annual grant of restricted common shares due to Peoples' financial performance and the decline in Peoples' stock price. The Board reinstated the grant in 2013. The Board believes the continuous and sustained return by Peoples to more historic levels of performance warranted the reinstatement of the previous practice of considering annual grants of restricted common shares to the directors. Additionally, the Board recognizes the need for director compensation sufficient to attract and retain capable and engaged directors for Peoples. Each future grant of equity-based awards to directors will require approval of the full Board.
Each of the Peoples directors, other than Charles W. Sulerzyski, received a grant of 300 restricted common shares on May 4, 2015. The restricted common shares had a time-based vesting requirement and vested six months after the grant date, as the individuals continued to serve as a director of Peoples.